Exhibit 10.22

June 3, 2011

Gary G. Gemignani

400 East 66th Street PH2

New York, NY 10065

Re:     Transition from Coronado Biosciences, Inc.

Dear Gary:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Coronado Biosciences, Inc. (the “Company”) is offering to you to aid in your employment transition. Your receipt of the benefits specified by this Agreement is contingent upon satisfaction of both of the following conditions (the “Conditions”): (1) you must sign this Agreement and return it to the Company within twenty-one (21) days of receiving it, and allow it to become effective as specified in Section 19 below; and (2) you must sign the release attached hereto as Exhibit A (the “Release”) and return it to the Company within twenty-one (21) days after the Separation Date (as defined below), and allow it to become effective as specified therein. If both Conditions are satisfied, then the following terms and conditions shall apply:

1. Separation Date and Transition Period. Your last day of work with the Company and your employment termination date will be June 30, 2011 (the “Separation Date”). The period between the date hereof and the Separation Date shall be referred to herein as the “Transition Period.” Throughout the Transition Period, your employment with the Company shall remain at will. This means that the Company retains the right to accelerate the Separation Date and terminate your employment on any earlier date of its choosing, for any reason or for no reason, with or without cause or advance notice.

2. Change in Title. Effective as of the date of this Agreement, you will no longer hold the position of Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company, and your title will become Vice President of Special Projects.

3. Work Location During Transition Period. The last day that you will report to work at the Company’s offices will be Friday, May 13, 2011. You will not report to the Company’s offices after that date, but rather will perform the Transition Duties (as defined below) remotely.

4. Duties During Transition Period. Your duties during the Transition Period shall include: providing assistance in the transition of your former duties as CFO, along with such other duties as may be reasonably requested or directed by the Company (the “Transition Duties”). You agree to devote your best business efforts and energies to the performance of the Transition Duties throughout the Transition Period.

5. Compensation During Transition Period. You will continue to be paid at your current base salary rate of three hundred and fifty-seven thousand dollars ($357,000) per year (the “Base Salary Rate”) throughout the Transition Period.

6. Accrued Salary And Vacation. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned from inception of employment through the Separation Date (approximately 4 weeks worth), at your Base Salary Rate, subject to standard payroll deductions and withholdings.

7. Severance Payments. Pursuant to the Employment Agreement, and provided that the Conditions described above are satisfied, the Company will pay you severance in the form of salary continuation at the Base Salary Rate for a period of six (6) months following the Separation Date. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (as defined therein) (the “Release Effective Date”) shall accrue and be paid in the first payroll period that follows the Release Effective Date.

8. Bonus Payment. Notwithstanding Section 3.2 of your Employment Agreement, provided that the Conditions described above are satisfied, the Company will pay you a pro-rated bonus for the year 2011, in the amount of eighty-nine thousand two hundred fifty dollars ($89,250). This bonus payment will be subject to standard payroll deductions and withholdings and will be paid on the first payroll period that follows the Release Effective Date.

9. Stock Options. Under the terms of your stock option agreement and the applicable plan documents, none of your stock options will have vested as of the Separation Date. Pursuant to the Employment Agreement, and provided that the Conditions described above are satisfied, effective as of the Release Effective Date you shall receive immediate accelerated vesting of: (1) 66,667 shares subject to the option granted to you on October 5, 2010; and (2) 8,333 shares subject to the option granted to you on February 17, 2011 (for a total of 75,000 shares vested). Notwithstanding the terms of any of your stock option agreement, grant notice and/or applicable plan documents, your right to exercise vested shares, shall be extended from three (3) months to six (6) months following the Separation Date. All other rights and obligations with respect to your stock options, will be as set forth in your stock option agreement, grant notice and applicable plan documents; provided, however, that any rights of repurchase or rights of first refusal or co-sale, if any, that are applicable to your stock options and/or the equity securities underlying such stock options shall no longer be applicable to the 75,000 stock options (and/or the equity securities underlying such stock options) which are described in this Section 9. Your remaining unvested options shall be cancelled.

10. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Separation Date.

11. Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses and any previously submitted and unpaid expenses pursuant to its regular business practice.

12. Return Of Property. By Friday, May 13, 2011, you agree to return to the Company all documents (and all copies thereof) belonging to the Company and all other property belonging to the Company that you have in your possession, including, but not limited to, all files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

13. Proprietary Information Obligations. You acknowledge and affirm your commitment to abide by your continuing obligations under your Proprietary Information and Inventions Agreement (“PIIA”); provided, however, that the nonsolicitation obligations contained in Section 4 therein shall not be applicable to you and shall be superseded by the nonsolicitation obligations in your Employment Agreement, as specified in Section 14 below.

14. Nonsolicitation Obligations. You acknowledge and affirm your commitment to abide by the nonsolicitation obligations specified in Section 2.4 of your Employment Agreement; provided, that the Company hereby agrees that, from time to time, you may request of the Company’s CEO permission to solicit the Company’s employees, such permission to not be unreasonably withheld. For the avoidance of doubt, Section 2.3 of your Employment Agreement relating to non-competition obligations, shall no longer be applicable to you following the Separation Date.

15. Confidentiality. Both parties shall keep the provisions of this Agreement in the strictest of confidence, and will not publicize or disclose them in any manner whatsoever, provided, however, that they may disclose this Agreement: (a) in confidence to immediate family members, attorneys, accountants, auditors, tax preparers, and financial advisors; and (b) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, both parties agree not to disclose the terms of this Agreement to any current or former consultant or employee of the Company.

16. Nondisparagement. You and each of the Company’s executive officers and directors agree not to disparage the other party, or its officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to them, its or their businesses, business reputations, or personal reputations, provided that each party will respond accurately and fully to any question, inquiry or request for information when required by legal process.

17. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

18. Mutual Release of Claims. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, and other valuable consideration, you and the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”, with the Company and You each being a “Party”), hereby generally and completely release each other, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that the Parties sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the New York Human Rights Act, the New York Law on Equal Rights, and the New York Law on Equal Pay. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement (including your Employment Agreement) with the Company to which you are a party, under any of the Company’s D&O or other insurance policies, as applicable, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims you have to unemployment compensation, funds accrued in your 401(k) account or any vested equity incentives; (c) any rights that are not waivable as a matter of law; (d) any claims arising from the breach of this Agreement; or (e) any willful misconduct or similar claims against you arising from facts or circumstances not actually known by the Company as of the execution of this Agreement . You and the Company hereby represent and warrant that, other than the Excluded Claims, you and the Company are not aware of any claims you or the Company have or might have against any of the Released Parties that are not included in the Released Claims.

19. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA, that: (a) this release does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute the Agreement earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement (in a written revocation directed to me); and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement. You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

20. Release of Unknown Claims. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

21. Miscellaneous. This Agreement, along with Exhibit A and the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. Except as otherwise set forth herein, if any term of this Agreement is inconsistent with or otherwise conflicts with your Employment Agreement, this Agreement shall govern such subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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If this Agreement is acceptable to you, please sign below and return the original to me within the 21-day period specified above.

We wish you the best in your future endeavors.

Sincerely,

Coronado Biosciences, Inc.

By:	/s/ Bobby W. Sandage
Bobby W. Sandage, Jr., Ph.D.
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Gary Gemignani
GARY G. GEMIGNANI

Date:	6/10/2011

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

DO NOT SIGN UNTIL ON OR AFTER THE SEPARATION DATE

In consideration for the benefits set forth in my Separation Agreement dated May [__], 2011, to which this form is attached, I, Gary G. Gemignani, and Coronado Biosciences, Inc. (the “Company”) and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (each of the aforementioned parties, collectively, the “Released Parties”, with the Company and You each being a “Party”), hereby generally and completely release each other, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that the Parties sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the New York Human Rights Act, the New York Law on Equal Rights, and the New York Law on Equal Pay. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement (including your Employment Agreement) with the Company to which you are a party, under any of the Company’s D&O or other insurance policies, as applicable, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims you have to unemployment compensation, funds accrued in your 401(k) account or any vested equity incentives; (c) any rights that are not waivable as a matter of law; (d) any claims arising from the breach of the Separation Agreement to which this Release is attached; or (e) any willful misconduct or similar claims against you arising from facts or circumstances not actually known by the Company as of the execution of this Release. You and the Company hereby represent and warrant that, other than the Excluded Claims, you and the Company are not aware of any claims you or the Company have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release granted herein does not relate to claims under the ADEA which may arise after this Release is executed; (b) I should consult with an attorney prior to executing this Release; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release (although I may choose voluntarily to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke my consent to this Release; and (e) this Release shall not be effective until the seven (7) day revocation period has expired unexercised (the “Release Effective Date”).

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement (with the exception of the nonsolicitation provisions therein, which obligations shall be governed by my Employment Agreement and Separation Agreement). Pursuant to the Proprietary Information and Inventions Agreement, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the retention benefits I am receiving in exchange for my agreement to the terms of this Release is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release (and the Separation Agreement to which it is attached) constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Coronado Biosciences, Inc.

By:	/s/ Bobby W. Sandage
	Bobby W. Sandage, Jr., Ph.D.	GARY G. GEMIGNANI
Chief Executive Officer

Date:

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